UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DUKE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF DUKE ENERGY CORPORATION

TO BE HELD ON MAY 7, 2026

EXPLANATORY NOTE

On March 20, 2026, Duke Energy Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the Company’s Annual Meeting of Shareholders to be held on May 7, 2026 (the “Annual Meeting”). The Company is filing this supplement (this “Supplement”) to update the disclosure on page 2 of the Proxy Statement, under the caption “Voting Information,” relating to the effect of broker non-votes on Proposal 4, “Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements” to clarify that broker non-votes will have the same effect as a vote “AGAINST” Proposal 4, and to clarify the disclosure on page 85 of the Proxy Statement, in the penultimate sentence under the caption “What constitutes a quorum?,” describing the general effect of broker non-votes by adding a parenthetical clarifying that, with respect to Proposal 4, broker non-votes will have the same effect as a vote against Proposal 4.

Except as specifically described above, all information in the Proxy Statement remains unchanged, and no other changes have been made. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement should be read in conjunction with the Proxy Statement.